UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Harvard Bioscience, Inc.

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HARVARD BIOSCIENCE, INC.

84 October Hill Road

Holliston, Massachusetts 01746-1371

April 23, 2010

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Harvard Bioscience, Inc. (the “Annual Meeting”) to be held on Thursday, May 27, 2010 at 11:00 a.m. Boston time at the offices of Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, Massachusetts 02109.

The Annual Meeting has been called for the following purposes: (i) to elect two Class I Directors, nominated by the Board of Directors, for three-year terms, such terms to continue until the annual meeting of stockholders in 2013 and until such Directors’ successors are duly elected and qualified or until their earlier resignation or removal; (ii) to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and (iii) to consider and vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on March 31, 2010 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors of Harvard Bioscience, Inc. recommends that you vote “FOR” the election of the nominees of the Board of Directors as Directors of Harvard Bioscience, Inc. and that you vote “FOR” the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING, YOU MAY DECIDE TO CONTINUE TO HAVE YOUR SHARES VOTED AS YOU INSTRUCTED IN THE PROXY CARD OR YOU MAY WITHDRAW YOUR PREVIOUSLY COMPLETED PROXY AND VOTE YOUR SHARES IN PERSON.

Sincerely,

Chane Graziano

Chairman and Chief Executive Officer

HARVARD BIOSCIENCE, INC.

84 October Hill Road

Holliston, Massachusetts 01746-1371

(508) 893-8999

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Thursday, May 27, 2010

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Harvard Bioscience, Inc. (the “Company”) will be held on Thursday, May 27, 2010, at 11:00 a.m. Boston time at the offices of Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, Massachusetts 02109 (the “Annual Meeting”) for the following purposes:

1.	The election of two Class I Directors, nominated by the Board of Directors, for three-year terms, such terms to continue until the annual meeting of stockholders in 2013 and until such Directors’ successors are duly elected and qualified or until their earlier resignation or removal;

2.	The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3.	Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Proposal 1 above relates solely to the election of two Class I Directors, nominated by the Board of Directors, and does not include any other matters relating to the election of Directors, including without limitation, the election of Directors nominated by any stockholder of the Company.

The Board of Directors has fixed the close of business on March 31, 2010 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Only holders of Common Stock of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

In the event there are not sufficient shares to be voted in favor of any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on Thursday, May 27, 2010: The Proxy Statement and 2009 Annual Report to Stockholders, which includes the Annual Report on Form 10-K for the year ended December 31, 2009, are available at www.harvardbioscience.com/eproxy.

By Order of the Board of Directors,

Chane Graziano
Secretary, Chairman and Chief Executive Officer

Holliston, Massachusetts

April 23, 2010

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOU MAY CONTINUE TO HAVE YOUR SHARES VOTED AS INSTRUCTED IN THE PROXY CARD OR YOU MAY WITHDRAW YOUR PREVIOUSLY COMPLETED PROXY AND VOTE YOUR SHARES IN PERSON.

Harvard Bioscience, Inc.

Notice of 2010 Annual Meeting of Stockholders,

Proxy Statement and Other Information

HARVARD BIOSCIENCE, INC.

84 October Hill Road

Holliston, Massachusetts 01746-1371

(508) 893-8999

PROXY STATEMENT

Annual Meeting of Stockholders to Be Held on Thursday, May 27, 2010

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Harvard Bioscience, Inc. (the “Company” or “we”) for use at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 27, 2010 at 11:00 a.m. Boston time at the offices of Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, Massachusetts 02109, and any adjournments or postponements thereof (the “Annual Meeting”). You may obtain directions to the Annual Meeting at www.harvardbioscience.com/eproxy. At the Annual Meeting, the stockholders of the Company will be asked to consider and vote upon:

1.	The election of two Class I Directors, nominated by the Board of Directors, for three-year terms, such terms to continue until the annual meeting of stockholders in 2013 and until such Directors’ successors are duly elected and qualified or until their earlier resignation or removal;

2.	The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3.	Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Notice of Annual Meeting, Proxy Statement and Proxy Card are first being mailed to stockholders of the Company on or about April 23, 2010, in connection with the solicitation of proxies for the Annual Meeting. The Board of Directors has fixed the close of business on March 31, 2010 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting (the “Record Date”). Only holders of Common Stock, par value $.01 per share, of the Company (the “Common Stock”) of record at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were approximately 29,584,436 shares of Common Stock outstanding and entitled to vote at the Annual Meeting and approximately 200 stockholders of record. Each holder of a share of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held of record with respect to each matter properly submitted at the Annual Meeting.

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shares held of record by stockholders or their nominees who do not return a signed and dated proxy or attend the Annual Meeting in person will not be considered present or represented at the Annual Meeting and will not be counted in determining the presence of a quorum. Consistent with applicable law, the Company intends to count abstentions and broker non-votes only for the purpose of determining the presence or absence of a quorum for the transaction of business. A broker “non-vote” refers to shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter. Applicable rules no longer permit brokers to vote in the election of Directors if the broker has not received instructions from the beneficial owner. This represents a change from prior years when brokers had discretionary voting authority in the election of Directors. Accordingly, it is important that beneficial owners instruct their brokers how they wish to vote their shares.

With respect to the election of two Class I Directors in Proposal 1, such Directors are elected by a plurality of the votes cast if a quorum is present. Votes may be cast for or withheld from each Director. In a plurality election, votes may only be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. This means that the two persons receiving the highest number of “FOR” votes will be elected as Directors. The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010 in Proposal 2 requires the affirmative vote of a majority of the votes cast on such proposal assuming a quorum is present. Any shares not voted (whether by abstention, broker non-vote or otherwise) will have no impact on the election of Directors, except to the extent that the failure to vote for an individual results in another individual receiving a larger percentage of votes, and no impact on the proposal for approval of each other matter expected to be voted on at the Annual Meeting.

We encourage you to vote by completing, signing, dating and returning the enclosed proxy card or if you hold your shares through a brokerage firm, bank or other financial institution, by completing and returning a voting instruction form. This ensures that your shares will be voted at the Annual Meeting and reduces the likelihood that the Company will be forced to incur additional expenses soliciting proxies for the Annual Meeting.

Any record holder as of the Record Date may attend the Annual Meeting in person and may revoke the enclosed proxy at any time by: (i) executing and delivering to the corporate secretary a later-dated proxy; (ii) delivering a written revocation to the corporate secretary before the meeting; or (iii) voting in person at the Annual Meeting.

Beneficial holders who wish to change or revoke their voting instructions should contact their brokerage firm, bank or other financial institution for information on how to do so. Beneficial holders who wish to attend the Annual Meeting and vote in person should contact their brokerage firm, bank or other financial institution holding shares of Common Stock on their behalf in order to obtain a “legal proxy”, which will allow them to vote in person at the meeting. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Our Board of Directors recommends an affirmative vote on all proposals specified in the notice for the annual meeting. Proxies will be voted as specified. If your proxy is properly submitted, it will be voted in the manner you direct. If you do not specify instructions with respect to any particular matter to be acted upon at the meeting, proxies will be voted in favor of the Board of Directors’ recommendations.

The 2009 Annual Report to Stockholders of the Company, including consolidated financial statements for the year ended December 31, 2009, is being mailed to stockholders of the Company concurrently with this Proxy Statement. The Annual Report, however, is not part of the proxy solicitation material.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on Thursday, May 27, 2010: The Proxy Statement and 2009 Annual Report to Stockholders, which includes the Annual Report on Form 10-K for the year ended December 31, 2009, are available at www.harvardbioscience.com/eproxy.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of seven members and is divided into three classes of Directors, with two Directors in Class I, two Directors in Class II and three Directors in Class III. Directors serve for three-year terms with one class of Directors being elected by the Company’s stockholders at each annual meeting to succeed the Directors of the same class whose terms are then expiring.

At the Annual Meeting, two Class I Directors, nominated by the Board of Directors, will stand for re-election to serve until the 2013 annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal.

At the recommendation of the Governance Committee, the Board of Directors has nominated Robert Dishman and Neal J. Harte for election as the Class I Directors of the Company. Unless otherwise specified in the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy “FOR” the election of Dr. Robert Dishman and Mr. Neal J. Harte. The nominees have agreed to stand for re-election and, if re-elected, to serve as Directors. However, if any person nominated by the Board of Directors is unable to serve or will not serve, the proxies will be voted for the election of such other person or persons as the Governance Committee and the Board of Directors may recommend.

Vote Required

The affirmative vote of a plurality of the votes cast by holders of shares of Common Stock present or represented by proxy and entitled to vote on the matter at the Annual Meeting is required for the election of each nominee as a Class I Director of the Company.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE FOLLOWING NOMINEES OF THE BOARD OF DIRECTORS: ROBERT DISHMAN AND NEAL J. HARTE. PROPERLY AUTHORIZED PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED “FOR” EACH OF THE NOMINEES UNLESS INSTRUCTIONS TO WITHHOLD OR TO THE CONTRARY ARE GIVEN.

INFORMATION REGARDING DIRECTORS

Set forth below is certain information regarding the Directors of the Company, including the Class I Directors who have been nominated for election at the Annual Meeting, based on information furnished to the Company by each Director The biographical description below for each Director includes his age, all positions he holds with Harvard Bioscience, his principal occupation and business experience over the past five years, and the names of other publicly-held companies for which he currently serves as a director or has served as a Director during the past five years. The biographical description below for each Director also includes the specific experience, qualifications, attributes and skills that led to the conclusion by the Board of Directors that such person should serve as a director of Harvard Bioscience. In addition to such specific information, we also believe that all of our Directors have a reputation for integrity, honesty and adherence to high ethical standards. Further, they have each demonstrated business acumen and an ability to exercise sound judgment as well as a commitment of service to Harvard Bioscience and our Board.

The Board of Directors has determined that all of the Director nominees and incumbent Directors listed below are “independent” as such term is currently defined by applicable NASDAQ rules, except for Messrs. Graziano and Green who are also executive officers of the Company. In making its independence determination of Mr. Kennedy, the Board of Directors considered the fact that Mr. Graziano serves as a director of Nova Ventures Corporation, which formerly employed Mr. Kennedy as its President and Chief Financial Officer until his retirement in October 2008.

The positions of Chairman of the Board and Chief Executive Officer are currently occupied by one individual, Chane Graziano. Our Board of Directors believes that this leadership structure has served our Company well in the past and continues to serve it well at present, as Mr. Graziano’s nearly five decades of experience in the laboratory products and analytical instruments industry, his knowledge and understanding of the Company and his significant ownership interest in Harvard Bioscience uniquely qualify him to serve as both Chairman and Chief Executive Officer. In his combined role, Mr. Graziano sets the strategic direction for our Company and provides day-to-day leadership. He also sets the agenda for Board meetings with input from the Lead Director and presides over all meetings of the full Board. This promotes unified leadership and direction for the Board and management. Since the Chairman and Chief Executive Officer positions are currently occupied by Mr. Graziano, our Board appointed Earl R. Lewis, an independent Director, to serve in the role of Lead Director. As Lead Director, Mr. Lewis presides at all meetings of our Board of Directors at which the Chairman is not present, and he chairs the executive sessions of independent Directors, who regularly meet in executive sessions at which only independent Directors are present. Mr. Lewis also provides input to the Chief Executive Officer and may make suggestions regarding meeting agendas and bear such further responsibilities as our Board may designate from time to time. Mr. Lewis, from time to time, provides feedback to the Chief Executive Officer on executive sessions and facilitates discussion among the independent Directors outside of meetings of the Board of Directors.

The following information is current as of February 26, 2010, based on information furnished to the Company by each Director:

Directors of Harvard Bioscience, Inc.

Name	Age	Position with the Company	Director Since
Class I Directors—Term expires 2010; Nominated to Serve a Term Expiring 2013
Robert Dishman* (2)(3)	65	Director	2000
Neal J. Harte* (1)(3)	66	Director	2004

Class II Directors—Term expires 2011
David Green	45	President and Director	1996
John F. Kennedy (1)(2)	61	Director	2000

Class III Directors—Term expires 2012
Chane Graziano	71	Chairman and Chief Executive Officer	1996
Earl R. Lewis (2)(3)	66	Director	2000
George Uveges (1)	62	Director	2006

*	Nominees for election.
(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Governance Committee

Nominees for Election as Class I Directors—Nominated to Serve a Term Expiring in 2013

Robert Dishman has served as a Director of the Company since October 2000 and currently serves as Chairman of the Compensation Committee and is a member of the Governance Committee. To date, Dr. Dishman has founded or been key in the start-up and development of seven different businesses in the field of biological research, development and manufacture. Of these, three achieved successful IPOs, three were profitably sold and the most recent is still private. Most recently, he has served as a founder and Manager of BioFlash Partners LLC, recently sold to Repligen Corporation, and CEO and Chairman of Tarpon Biosystems Inc., which is a private company focused on new products designed to significantly reduce the cost of manufacturing biopharmaceuticals. Dr. Dishman has also served as the Chief Executive Officer and President of Molecular Recognition, Inc., a private investment company, since 2002. From 2000 to 2002, Dr. Dishman had served as a Founder, Chief Executive Officer and Director of Serenex, Inc., an integrated oncology-focused drug discovery and development company, since sold to Pfizer Inc. From 1994 to 2000, Dr. Dishman served in various executive positions with Dyax Corp (formerly Biotage, Inc.), a biological research and drug discovery company, through a successful IPO, including Executive Vice President and Director of Dyax Corp and President of Dyax Separations Division, a manufacturer and distributor of chemical separations products. Prior to this, Dr. Dishman was EVP and COO of Sepracor and held senior management positions at Millipore, Waters and GE Ionics. Dr. Dishman currently serves as a Board member of BioSystems Development, Inc. and Tarpon Biosystems, Inc. Dr. Dishman holds a Ph.D. in Analytical Chemistry from the University of Massachusetts Amherst. We believe Dr. Dishman’s qualifications to sit on our Board of Directors include his executive experience, his expertise in the biotechnology industry, and the knowledge and understanding of our Company that he has acquired over ten years of service on our Board.

Neal J. Harte has served as a Director of the Company since February 2004 and is a member of the Audit Committee and the Governance Committee. Since 2003, Mr. Harte has served as the President of the TACS Group, a consulting firm. From 2002 to 2003, Mr. Harte served as the Executive Vice President and Vice Chairman of Caturano & Company. From 1974 to 2002, Mr. Harte served as the President of Harte, Carucci & Driscoll, P.C., a CPA firm. Mr. Harte serves on the Board of Trustees of Winchester Savings Bank. Mr. Harte is

a member of the American Institute of Certified Public Accountants and served as a Council at Large. Mr. Harte served as President of the Massachusetts Society of Certified Public Accountants in 1991. Mr. Harte holds a B.S. degree in accounting from Boston College and holds a M.S. in taxation from Bentley College. We believe Mr. Harte’s qualifications to sit on our Board of Directors include his years of experience providing consulting services and his nearly four decades of accounting and financial management expertise.

Incumbent Class II Directors—Term Expires 2011

David Green has served as the Company’s President and a member of the Board of Directors of the Company since March 1996. Prior to joining the Company, Mr. Green was a strategy consultant with Monitor Company, a strategy consulting company, in Cambridge, Massachusetts and Johannesburg, South Africa from June 1991 until September 1995 and a brand manager for household products with Unilever PLC, a packaged consumer goods company, in London from September 1985 to February 1989. Mr. Green currently serves on the Board of Directors of the Harvard Business School Healthcare Industry Alumni Association, the Advisory Board of the Harvard Business School Student Healthcare Club and on the Executive Advisory Board of The University of Massachusetts Lowell Nanomanufacturing Center. Mr. Green graduated from Oxford University with a B.A. Honors degree in physics and holds a M.B.A. degree with distinction from Harvard Business School. We believe Mr. Green’s qualifications to sit on our Board of Directors include his years of experience providing strategic consulting services and his executive leadership experience and knowledge and understanding of our Company from serving as our President.

John F. Kennedy has served as a Director of the Company since October 2000 and is a member of the Audit Committee and the Compensation Committee. From June 2006 until his retirement in October 2008, Mr. Kennedy served as President and Chief Financial Officer of Nova Ventures Corporation, the management company providing executive management services to the operating companies of Nova Holdings LLC, Nova Analytics Corporation and Nova Technologies Corporation. From July 2002 to June 2006, Mr. Kennedy served as the President and Chief Financial Officer of Nova Analytics Corporation, a worldwide supplier and integrator of analytical instruments. From August 1999 to April 2002, Mr. Kennedy served as the Senior Vice President, Finance, Chief Financial Officer and Treasurer of RSA Security Inc., an e-business security company. Prior to joining RSA Security, Mr. Kennedy was Chief Financial Officer of Decalog, NV, a developer of enterprise investment management software, from 1998 to 1999. From 1993 to 1998, Mr. Kennedy served as Vice President of Finance, Chief Financial Officer and Treasurer of Natural MicroSystems Corporation, a telecommunications company. Mr. Kennedy, a former CPA, also practiced as a public accountant at KPMG for 6 years. Mr. Kennedy serves on the Board of Directors of Datacom Systems, Inc. Mr. Kennedy holds an M.S.B.A. in Accounting from the University of Massachusetts Amherst. We believe Mr. Kennedy’s qualifications to sit on our Board of Directors include his executive leadership experience, his significant operating, accounting and financial management expertise and the knowledge and understanding of our Company that he has acquired over ten years of service on our Board.

Incumbent Class III Directors—Term expires 2012

Chane Graziano has served as the Company’s Chief Executive Officer and Chairman of the Board of Directors of the Company since March 1996. Prior to joining the Company, Mr. Graziano served as the President of Analytical Technology Inc., an analytical electrochemistry instruments company, from 1993 to 1996 and as the President and Chief Executive Officer of its predecessor, Analytical Technology Inc.-Orion, an electrochemistry instruments and laboratory products company, from 1990 until 1993. Mr. Graziano served as the President of Waters Corporation, an analytical instrument manufacturer, from 1985 until 1989. Mr. Graziano has over 46 years experience in the laboratory products and analytical instruments industry. Mr. Graziano serves on the Board of Directors of Nova Holdings LLC and certain of its subsidiaries, including Nova Ventures Corporation, and Advion BioSciences, Inc. We believe Mr. Graziano’s qualifications to sit on our Board of Directors include his experience in the laboratory products and analytical instruments industry and his executive leadership experience and knowledge and understanding of our Company from serving as our Chairman and Chief Executive Officer.

Earl R. Lewis has served as a Director of the Company since October 2000 and Lead Director since November 2008. Mr. Lewis currently serves as Chairman of the Governance Committee and is a member of the Compensation Committee. Mr. Lewis has served as the Chairman, Chief Executive Officer and President of FLIR Systems, Inc., a designer, manufacturer and marketer of thermal imaging and infrared camera systems, since November 2000. Mr. Lewis previously served in various capacities with Thermo Instrument Systems, Inc. (now merged into Thermo Fisher Corporation, a developer, manufacturer and marketer of measuring and controlling devices) beginning in 1986 and was named President in 1997 and Chief Executive Officer in 1998. Thermo Fisher Corporation develops, manufactures and markets measuring and controlling devices. Mr. Lewis formerly was Chairman of Thermo BioAnalysis Corporation, Thermo Vision Corporation, Thermo Optek Corporation, ThermoQuest Corporation, each of which is a developer of laboratory analytical instruments, and ONIX Systems, Inc., a developer of measuring and controlling devices. Mr. Lewis currently serves on the Board of Directors of American DG Energy, Inc., NxStage Medical Inc. and Flir Systems, Inc. Mr. Lewis also serves on the Board of Trustees of Clarkson University and New Hampton School. Mr. Lewis holds a B.S. from Clarkson College of Technology and has attended post-graduate programs at the University of Buffalo, Northeastern University and Harvard University. Mr. Lewis has a Professional Director Certification, earned through an extended series of director education programs sponsored by the Corporate Directors Group, an accredited organization of RiskMetrics ISS. We believe Mr. Lewis’s qualifications to sit on our Board of Directors include his experience in the laboratory products and analytical instruments industry, his executive leadership experience from serving as Chairman, Chief Executive Officer and President of FLIR Systems, Inc. and the knowledge and understanding of our Company that he has acquired over ten years of service on our Board.

George Uveges has served as a Director of the Company since March 2006 and is Chairman of the Audit Committee. Mr. Uveges is the founder and principal of the Tallwood Group, an angel-investing firm that provides financial and management advisory services in addition to investment capital. From 2001 to 2004, Mr. Uveges served as the President and Chief Executive Officer of TranXenoGen, Inc., a development stage biotechnology company that was listed on the Alternative Investment Market of the London Stock Exchange during that period. He was also a Director of that company from 2001 to 2005. Mr. Uveges was, from 2000 to 2001, the Chief Operating Officer of BioSource International, Inc., a publicly held company engaged in developing a broad-based offering of life science tools. Mr. Uveges also practiced as a public accountant at Ernst & Young for 13 years. Mr. Uveges serves as Chairman of the Board of Directors of Microfluidics International Corporation and has been a member of their Board of Directors since 2005. Mr. Uveges, a CPA, is a member of the American Institute of Certified Public Accountants, Financial Executives International and the National Association of Corporate Directors. Mr. Uveges holds a B.B.A. from Cleveland State University and an M.B.A. from Baldwin Wallace College. We believe Mr. Uveges’s qualifications to sit on our Board of Directors include his operating, accounting and financial management expertise and approximately 15 years of experience in the life science industry in a variety of senior executive positions.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

During the year ended December 31, 2009, the Board of Directors of the Company held eight meetings and took action by unanimous consent on two occasions. Each of the Directors attended at least 75% of the total number of meetings of the Board of Directors and of the committees of which he was a member. The Board of Directors encourages Directors to attend in person the Annual Meeting of Stockholders of the Company, or Special Meeting in Lieu thereof, or, if unable to attend in person, to participate by other means, if practicable. In recognition of this policy, the Board of Directors typically schedules a regular meeting of the Board of Directors to be held on the date of, and immediately following, the Annual Meeting of Stockholders. All of the Directors in office at the time attended, either in person or by telephone, the 2009 Annual Meeting of Stockholders, which was held on May 14, 2009.

The non-employee Directors meet regularly in executive sessions outside the presence of management. The Board of Directors appointed Mr. Lewis as the Lead Director in November 2008 to, among other things, provide feedback to the Chief Executive Officer on executive sessions and facilitate discussion among the independent directors outside of meetings of the Board of Directors.

The Board of Directors has established an Audit Committee (the “Audit Committee”), a Compensation Committee (the “Compensation Committee”) and a Governance Committee (the “Governance Committee”).

Audit Committee

The Audit Committee currently consists of Messrs. Harte, Kennedy and Uveges. Mr. Uveges serves as the Chairman. The Audit Committee is comprised entirely of independent Directors and it operates under a Board approved charter that sets forth its duties and responsibilities. The Audit Committee met eight times during 2009.

Under its charter, the Audit Committee is responsible for:

•	reviewing with the independent registered public accounting firm and management the adequacy and effectiveness of internal controls over financial reporting;

•

reviewing and consulting with management and the independent registered public accounting firm on matters related to the annual audit, the published financial statements, earnings releases and the accounting principles applied;

•	appointing, retaining and evaluating the Company’s independent auditors; and

•	the compensation, retention and oversight of the Company’s independent auditors and the evaluation of the independent auditors’ qualifications, performance and independence.

The Audit Committee is responsible for reviewing and discussing with management the Company’s policies with respect to risk assessment and risk management. The Board and the Audit Committee discuss matters relating to risks that arise or may arise.

The Audit Committee has established policies and procedures for the pre-approval of all services provided by the independent auditors. The Audit Committee has also established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company. The Board of Directors and the Audit Committee have adopted a Code of Business Conduct and Ethics, a current copy of which is available on the Corporate Governance page in the Investor Relations section of the Company’s website at www.harvardbioscience.com.

The Board of Directors has determined that Messrs. Harte, Kennedy and Uveges are “independent” as such term is currently defined by NASDAQ rules, meet the criteria for independence set forth under the rules of the Securities and Exchange Commission, and are able to read and understand fundamental financial statements. The Board of Directors has also determined that each of Messrs. Harte, Kennedy and Uveges qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission.

The Audit Committee Charter is available on the Corporate Governance page in the Investor Relations section of the Company’s website at www.harvardbioscience.com. Please note that the information contained on the Company website is not incorporated by reference in, or considered to be a part of, this Proxy Statement.

Compensation Committee

The Compensation Committee currently consists of Dr. Dishman, and Messrs. Kennedy and Lewis. Dr. Dishman serves as the Chairman. The Compensation Committee is comprised entirely of independent Directors and it operates under a Board approved charter that sets forth its duties and responsibilities. The Compensation Committee met five times and took action by unanimous consent on one occasion during 2009.

The Compensation Committee determines and oversees the execution of the Company’s compensation philosophy and oversees the administration of the Company’s executive compensation programs. Its responsibilities also include overseeing Harvard Bioscience’s compensation and benefit plans and policies, administering its stock plans (including reviewing and approving equity grants) and reviewing and approving annually all compensation decisions for the Company’s executive officers, including the Chairman and CEO and the other executive officers named in the 2009 Summary Compensation Table. See “Executive Compensation—Compensation Discussion and Analysis” later in this Proxy Statement for information concerning the Compensation Committee’s role, processes and activities in overseeing executive compensation.

The Board of Directors has determined that Messrs. Dishman, Kennedy and Lewis are “independent” as such term is currently defined by NASDAQ rules.

The Compensation Committee Charter is available on the Corporate Governance page in the Investor Relations section of the Company’s website at www.harvardbioscience.com. Please note that the information contained on the website is not incorporated by reference in, or considered to be a part of, this Proxy Statement.

Governance Committee

The current members of the Governance Committee are Dr. Dishman, and Messrs. Harte and Lewis. Mr. Lewis is the Chairman. The Governance Committee is comprised entirely of independent directors and it operates under a Board approved charter that sets forth its duties and responsibilities. The Governance Committee met one time during 2009.

Under the terms of its charter, the Governance Committee is responsible for identifying individuals qualified to become Board members, consistent with criteria recommended by the Governance Committee and approved by the Board of Directors, and recommending that the Board of Directors select the director nominees for election at each annual meeting of stockholders. Its responsibilities also include recommending to the Board of Directors the criteria for membership on Board Committees. The Governance Committee is also responsible for assisting the Board of Directors with such corporate governance matters as the Board of Directors may request.

In identifying and evaluating nominees for the Board of Directors, the Governance Committee may solicit recommendations from any or all of the following sources: non-management Directors, the Chairman and Chief Executive Officer, other executive officers, third-party search firms or any other source it deems appropriate. In addition, the Governance Committee has established a policy that it will review and consider any Director candidates who have been recommended by securityholders in compliance with certain procedures established by the Governance Committee. The procedures to be followed by securityholders in submitting such recommendations are described in the section entitled “Submission of Securityholder Recommendations for Director Candidates” beginning on page 24 of this Proxy Statement. The Governance Committee will review and evaluate the qualifications of any such proposed Director candidate and conduct inquiries it deems appropriate.

The Governance Committee will evaluate all such proposed Director candidates, including those recommended by securityholders in compliance with the procedures established by the Governance Committee, in the same manner, with no regard to the source of the initial recommendation of such proposed Director candidate. When considering a potential candidate for membership on the Board of Directors, the Governance Committee may consider, in addition to the minimum qualifications and other criteria for Board membership approved by the Board of Directors, all facts and circumstances that the Governance Committee deems appropriate or advisable, including, among other things, the skills of the proposed Director candidate, his or her availability, depth and breadth of business experience or other background characteristics, his or her independence and the needs of the Board of Directors. At a minimum, each nominee must have high personal and professional integrity, have demonstrated ability and judgment, and be effective, in conjunction with the other Directors and nominees, in collectively serving the long-term interests of the stockholders. In addition, the

Governance Committee will recommend that the Board select persons for nomination to help ensure that a majority of the Board shall be “independent” in accordance with NASDAQ rules and each of its Audit, Compensation and Governance Committees shall be comprised entirely of independent directors; provided, however, in accordance with NASDAQ rules, under exceptional and limited circumstances, if a committee has at least three members, the Board may appoint one individual to such committee who does not satisfy the independence standards. Although there is no specific policy regarding the consideration of diversity in identifying director nominees, the Governance Committee may consider whether the nominee, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience. The Governance Committee also may consider whether the nominee has direct experience in the biotechnology, pharmaceutical and/or life sciences industries or in the markets in which the Company operates.

The Board of Directors has determined that Messrs. Dishman, Harte and Lewis are “independent” as such term is currently defined by NASDAQ rules.

The Governance Committee Charter is available on the Corporate Governance page in the Investor Relations section of the Company’s website at www.harvardbioscience.com. Please note that the information contained on the website is not incorporated by reference in, or considered to be a part of, this Proxy Statement.

The Board’s Role in Risk Oversight

Risks to the Company are discussed by the Board of Directors during the year. Management is responsible for the day-to-day management of risks the Company faces, while the Board, as a whole and through its Committees, oversees risk management. The Audit Committee is responsible for reviewing and discussing with management the Company’s policies with respect to risk assessment and risk management. The Board of Directors and the Audit Committee review and discuss, including with management, risks that arise or may arise. For example, the Audit Committee discusses financial risk, including with respect to financial reporting and internal controls, with management and our independent registered public accounting firm and the steps management has taken to minimize those risks. Our Board of Directors also administers its risk oversight function through the required approval by the Board (or a Committee of the Board) of significant transactions and other material decisions.

Risk Considerations in our Compensation Programs

The Compensation Committee believes that risks arising from our policies and practices for compensating employees are not reasonably likely to have a material adverse effect on the Company.

CODE OF BUSINESS CONDUCT AND ETHICS

The Board of Directors has adopted a Code of Business Conduct and Ethics, which applies to all Directors, officers and employees of the Company and its subsidiaries including the Chairman and Chief Executive Officer, the Chief Financial Officer and Vice President of Finance. The Code of Business Conduct and Ethics is available on the Corporate Governance page in the Investor Relations section of the Company’s website at www.harvardbioscience.com. The Company intends to post any amendments to or waivers from this Code of Business Conduct and Ethics at this location on its website. Please note, however, that the information contained on the website is not incorporated by reference in, or considered a part of, this Proxy Statement.

REPORT OF THE AUDIT COMMITTEE

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or any future filing with the Securities and Exchange Commission, in whole or in part, the following report shall not be deemed incorporated by reference into any such filing.

The undersigned members of the Audit Committee of the Board of Directors of the Company submit this report in connection with the committee’s review of the financial reports of the Company for the fiscal year ended December 31, 2009 as follows:

1.	The Audit Committee has reviewed and discussed with management the audited financial statements of the Company for the fiscal year ended December 31, 2009.

2.	The Audit Committee has discussed with representatives of KPMG LLP the matters required to be discussed with them by applicable requirements of the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.	The Audit Committee has received the written disclosures and the letter from the independent accountant required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee:

George Uveges, Chairman

John F. Kennedy

Neal J. Harte

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on its Board. In setting director compensation, the Compensation Committee considers the significant amount of time that Directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the Board.

Directors who are also employees of the Company receive no additional compensation for service as a Director. Non-employee Directors receive the compensation described below.

Each non-employee Director is entitled to receive a non-qualified stock option to purchase 25,000 shares of the Company’s common stock vesting annually over three years and granted on the fifth business day following his or her initial election to the Board of Directors. Each non-employee Director receives an annual retainer of $12,000 paid in four equal quarterly installments and is also entitled to receive a non-qualified stock option to purchase a number of shares of the Company’s Common Stock having an aggregate Black-Scholes cash value of $41,250, rounded to the nearest 100 shares, vesting annually over three years and granted on the fifth business day following each annual meeting of stockholders. In addition, the Lead Director is entitled to receive a non-qualified stock option to purchase a number of shares of the Company’s common stock having an aggregate Black-Scholes cash value of $41,250, rounded to the nearest 100 shares, vesting annually over three years and granted on the fifth business day following each annual meeting of stockholders.

Each non-employee Director member of the Audit Committee is entitled to receive an additional annual retainer of $8,000, each non-employee Director member of the Compensation Committee is entitled to receive an additional annual retainer of $4,000 and each non-employee member of the Governance Committee is entitled to receive an additional annual retainer of $4,000. In addition, each Committee Chairman (Audit Committee, Compensation Committee and Governance Committee) is entitled to receive an additional annual retainer of $4,000. Retainers are paid in four equal quarterly installments.

Non-employee Directors are reimbursed for their expenses incurred in connection with attending Board and committee meetings.

Director Compensation Table

The following table presents the compensation provided by the Company to the non-employee Directors who served during the fiscal year ended December 31, 2009.

Name (1)	Fees Earned or Paid in Cash	Option Awards (2)	Total
Robert Dishman	$24,000	$34,495	$58,495
Neal J. Harte	24,000	34,495	58,495
John F. Kennedy	24,000	34,495	58,495
Earl R. Lewis	24,000	68,990	92,990
George Uveges	24,000	34,495	58,495

(1)	Chane Graziano, the Company’s Chairman of the Board and Chief Executive Officer and David Green, the Company’s President are not included in this table as they are employees of the Company and thus receive no compensation for their services as Directors. The compensation received by Messrs. Graziano and Green as employees of the Company is shown in the Summary Compensation Table on page 14.
(2)

Based on the aggregate grant date fair value computed awards in accordance with the provisions of FASB ASC 718, “Compensation—Stock Compensation” (formerly SFAS No. 123 (revised 2004), Share-Based Payment), excluding the impact of estimated forfeitures. Assumptions used in the calculation of this amount are included in Note 16 to the Company’s audited financial statements for the fiscal year ended December 31, 2009, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2010.

COMPENSATION DISCUSSION AND ANALYSIS

Our compensation philosophy is designed to support our key objective of creating value for our stockholders by growing our revenues, growing our U.S. GAAP and non-GAAP adjusted earnings per diluted share, increasing our total market capitalization and growing our share price. Our Compensation Committee is responsible for establishing and approving the compensation for all executive officers of the Company and our Chairman.

This Compensation Discussion and Analysis explains our compensation objectives, policies and practices with respect to our Chairman and Chief Executive Officer, our Chief Financial Officer, and our other two most highly-compensated executive officers as determined in accordance with applicable SEC rules, which are collectively referred to as the named executive officers or, in this “Compensation Discussion and Analysis” section, our executives. Our named executive officers are as follows: Chane Graziano, Chairman and Chief Executive Officer; Thomas McNaughton, our Chief Financial Officer and Treasurer; David Green, President; and Susan M. Luscinski, Chief Operating Officer.

Objectives of Our Executive Compensation Programs

Our compensation programs for our named executive officers are designed to achieve the following objectives:

•	attract and retain high performing and experienced executives;

•	motivate and reward executives whose knowledge, skills and performance are critical to our success;

•	align the interests of our executives and stockholders by motivating executives to increase stockholder value and rewarding executives when stockholder value increases;

•	foster a shared commitment among executives by coordinating their goals; and

•	motivate our executives to manage our business to meet our short and long-term objectives, and reward them for meeting these objectives.

Peer Group Information and Benchmarking

In connection with compensation decisions in 2009 and compensation decisions that have been made to date in 2010, our Compensation Committee, with the assistance of the Chairman and Chief Executive Officer and other Company employees, reviewed market compensation data of our peer group companies as reported by Radford, a division of Aon Consulting Inc., in the nationally recognized Radford Global Life Sciences Survey. Our Chairman and Chief Executive Officer, in consultation with the Chairman of our Compensation Committee, selected the peer group of companies to be utilized for purposes of benchmarking, which included all companies in the survey with a total headcount of 150-499 employees. In total, there were approximately 550 public and private companies participating in the survey. We use the peer group compensation data primarily to ensure that the total direct compensation for senior management is within a reasonable range of comparative pay of the peer group companies. While peer group market data provides a useful starting point for compensation decisions, our Compensation Committee also takes into account factors such as level of individual responsibility, prior experience and performance in arriving at final compensation decisions.

Generally, neither Harvard Bioscience nor the Compensation Committee use compensation consultants other than independent third-party benchmarking surveys of annual compensation paid by companies in the life sciences industry such as the Radford Global Life Sciences Survey described above.

The elements of executive compensation include base salary, annual cash incentive bonuses, employment agreements, long-term equity incentive compensation and broad-based benefits programs.

Base Salary

We pay our executives a base salary, which we review and determine annually. We believe that a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives. We also believe that attractive base salaries can motivate and reward executives for their overall performance. Although base salaries are established in part based on the individual experience, skills and expected contributions during the coming year of each of our executives and each executive’s performance during the prior year, we do not view base salaries as primarily serving our objective of paying for performance.

It is our goal to maintain a base salary structure among our executives that, in our judgment, appropriately reflects their respective roles and responsibilities. When our Compensation Committee reviewed executive officer compensation during the first quarter of 2009, it determined that none of the executive officers would receive an increase in his or her salary for 2009 in light of the general economic recession and consistent with our strategy of operational improvements. We made this decision notwithstanding our very positive assessment of the performance of the Company’s executive officers. The annual base salaries of our named executive officers during 2009 were as follows: Mr. Graziano—$535,500, Mr. Green—$441,000, Ms. Luscinski—$275,625, and Mr. McNaughton -$235,000. In the first quarter of 2010, our Compensation Committee approved the following base salaries for 2010: Mr. Graziano—$584,500, Mr. Green—$490,000, Ms. Luscinski—$300,000, and Mr. McNaughton—$275,000.

Our executives’ base salaries reflect the initial base salaries that we negotiated with each of our executives at the time of his or her initial employment or promotion and our subsequent adjustments to these amounts, to reflect market increases, our growth, our executives’ performance and increased experience, any changes in our executives’ roles and responsibilities and other factors. The base salaries of our executives are based on our understanding of base salaries for comparable positions at similarly situated companies at the time, the individual experience and skills of, and expected contribution from each executive, the roles and responsibilities of the executive, the base salaries of our existing executives and other factors.

Annual Cash Incentive Bonuses

Consistent with our emphasis on performance-based incentive compensation programs, our executives are eligible to receive annual cash incentive bonuses primarily based upon our Company meeting certain growth targets, which are measured by exceeding non-GAAP earnings per diluted share growth targets. The primary objective of our annual cash incentive bonuses is to motivate and reward our named executive officers for meeting our short-term objectives.

We have structured our annual cash incentive bonuses in a manner so that they may represent a meaningful portion of our executives’ currently paid out cash compensation. In establishing these levels, in addition to considering the incentives that we want to provide to our executives, we also consider the bonus levels for comparable positions at peer group companies and our historical practices.

In 2009, we adopted the Harvard Bioscience, Inc. 2009 Corporate Bonus Plan, which provided for cash bonuses to be paid to certain employees of the Company, including Messrs. Graziano, McNaughton, Green and Ms. Luscinski. Subject to the sole discretion of the Compensation Committee, the Plan provided for cash bonuses to be paid if the Company achieved non-GAAP adjusted earnings per diluted share from continuing operations (as defined in the Plan) for the year ended December 31, 2009 in excess of $0.30 per share. For purposes of the bonus plan, non-GAAP adjusted earnings per diluted share from continuing operations is calculated in the same manner as we calculate it for purposes of our quarterly earnings releases. Accordingly, non-GAAP adjusted earnings per diluted share from continuing operations for the year ended December 31, 2009 equaled (A) income from continuing operations of the Company on a consolidated basis for the year ended December 31, 2009 as calculated in accordance with GAAP adjusted for amortization of intangible assets, costs associated with pursuing and closing acquisitions including but not limited to legal, accounting and professional fees, transition costs and restructuring costs, fair value adjustments of inventory and backlog related to acquisitions, in process R&D expense related to acquisitions, costs of restructuring, the impact of stock compensation expense recognized under FASB ASC 718, and the effect of this Bonus Plan, if any, all net of tax, and further adjusted for the impact of tax benefits associated with filing consolidated tax returns for continuing and discontinued businesses, with such further adjustments as may be approved by the Compensation Committee, divided by (B) the weighted average number of shares outstanding on a diluted basis during the year ended December 31, 2009 calculated in accordance with GAAP.

If the target non-GAAP adjusted earnings per diluted share was achieved or surpassed, then we were to create, subject to adjustment by the Compensation Committee, an aggregate bonus pool equal to one-third of our non-GAAP adjusted operating income (as defined in the Plan) in excess of the minimum non-GAAP adjusted operating income (as defined in the Plan) that the Company would have needed in order to achieve the target non-GAAP adjusted earnings per diluted share from continuing operations. Subject to the sole discretion of the Compensation Committee, the participants under the plan were then entitled to participate in the bonus pool based on the participation percentages established in the 2009 plan.

As detailed in the plan, the participation percentages of the executive officers entitled to participate in the 2009 plan were approximately as follows:

Name	2009 Corporate Bonus Plan Participation Percentage
Chane Graziano	40.64%
Thomas McNaughton	11.90%
David Green	33.50%
Susan M. Luscinski	13.96%

If the target non-GAAP adjusted earnings per diluted share from continuing operations had not been achieved, then no bonuses would have been paid under the bonus plan unless the Compensation Committee determined otherwise. In 2009, our non-GAAP adjusted earnings per diluted share from continuing operations exceeded the target contained in the bonus plan and, accordingly, a bonus pool was created by the Compensation Committee in the amount of up to $248,000, which the Compensation Committee ultimately determined to be $224,000. In addition, the Compensation Committee, in accordance with its authority under the 2009 Corporate Bonus Plan, determined to award bonuses of $56,000 to each of Messrs. Graziano, Green and McNaughton and Ms. Luscinski instead of pursuant to the participation percentages under the plan.

Employment Agreements

We have entered into employment agreements with Messrs. Graziano, McNaughton and Green and Ms. Luscinski. The agreements require us to provide certain payments and benefits to these executives in the event of a termination of the executive’s employment by us without cause, by the executive for good reason or upon death or disability. In return, each executive covenants not to compete or solicit our employees for one year following the termination of employment. We believe that negotiation of the severance level in advance makes it less problematic for our Board of Directors to terminate executives for performance reasons without the need for protracted negotiation over severance.

The employment agreements with our named executive officers also provide change-in-control benefits. For example, in the event we were to undergo a change-in-control followed within 18 months by the termination of an executive’s employment by the executive for good reason or by the Company without cause, our employment agreements provide for full vesting of all equity awards granted to our executives upon the change-in-control. We believe that it is fair to provide for accelerated vesting because equity grants generally provide such a high proportion of the total compensation of our executive officers. Very often, senior management lose their jobs in connection with a change-in-control. By agreeing up front to protect our executive officers from losing their equity in the event of a change-in-control, we believe we can reinforce and encourage the continued attention and dedication of our executive officers to their assigned duties without distraction in the face of an actual or threatened change-in-control. This protection also aligns the interests of our executive officers with that of our shareholders.

See “Potential Payments Upon Termination or Change-in-Control” for a summary of the employment agreements.

Long-Term Equity Incentive Compensation

We grant long-term equity incentive awards in the form of stock options to executives as part of our total compensation package. We place a significant emphasis on performance-based incentive compensation. These awards generally represent a significant portion of total executive compensation. We use long-term equity incentive awards in order to align the interests of our executives and our stockholders by providing our executives with strong incentives to increase stockholder value and a significant reward for doing so. To date, we have elected to use stock options as opposed to restricted stock or other forms of equity awards because they derive value exclusively from increases in stockholder value. Our decisions regarding the amount and type of long-term equity incentive compensation and relative weighting of these awards among total executive compensation have also been based on our understanding of market practices of our peer group companies and take into account additional factors such as level of individual responsibility, experience and performance.

Stock option awards provide our executive officers with the right to purchase shares of our Common Stock at a fixed exercise price typically for a period of up to ten years, subject to continued employment with our Company. Stock options are earned based on continued service to us and generally vest over four years, with one-fourth vesting on the first day of January, following the grant date, then pro-rata vesting annually thereafter. Stock option awards are made pursuant to our Second Amended Restated 2000 Stock Option and Incentive Plan, or our 2000 Plan. See “Potential Payments Upon Termination or Change-in-Control” for a discussion of the change-in-control provisions related to stock options.

The exercise price of each stock option granted under our 2000 Plan is based on the fair market value of our Common Stock on the grant date. The fair market value of our Common Stock is defined as the closing market price of a share of our Common Stock on the date of grant. We do not have any program, plan or practice of setting the exercise price based on a date or price other than the fair market value of our Common Stock on the grant date.

Annual stock option grants are generally made on the fifth business day following each annual meeting of stockholders. Stock options granted to employees hired or promoted during a month are generally granted on the first business day of the following month. If NASDAQ is closed on the appropriate business day as described above, then the grants will instead be made on the next day that NASDAQ is open for trading. The Compensation Committee retains the discretion to grant options at such other times as it may otherwise deem appropriate.

We have granted all of our stock options to executives as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, to the extent permitted under the Internal Revenue Code, with the exception of Mr. Graziano. Generally, for stock options that do not qualify as incentive stock options, we are entitled to a tax deduction in the year in which the stock options are exercised equal to the spread between the exercise price and the fair market value of the stock for which the stock option was exercised. The holders of these stock options are generally taxed on this same amount in the year of exercise. For stock options that qualify as incentive stock options, we do not receive a tax deduction and the holder of the stock option may receive more favorable tax treatment than he or she would for a non-qualified stock option. Historically, we have granted primarily incentive stock options in order to provide these potential tax benefits to our executives and other employees.

In 2009, we granted stock options to our named executive officers as follows: Mr. Graziano—400,000 non-qualified stock options, Mr. McNaughton—200,000 incentive stock options, Mr. Green—400,000 incentive stock options and Ms. Luscinski—200,000 incentive stock options. The amount of these grants was determined primarily based on the peer group compensation data that we reviewed from the Radford Global Life Sciences Survey. The face value of the awards for each of our named executive officers, calculated by multiplying the number of shares by the exercise price, was approximately based on the average face value of the option grants made by the companies in our peer group for executives performing similar roles. In order to utilize the standardized data contained in the Radford Global Life Sciences Survey, our Chief Executive Officer performed for the Compensation Committee a detailed review of the actual roles of each of our named executive officers and, where a named executive officer’s actual role contained portions of the responsibilities for several of the standardized positions used in the survey, data for each position was reviewed and utilized in determining the actual amount of the grant to the named executive officer. Additionally, the Compensation Committee considered the amounts of the grants being made to our other named executive officers.

Broad-Based Benefits Programs

All full-time employees in the United States, including our named executive officers, may participate in our employee stock purchase plan and in our health and welfare benefit programs, including medical coverage, dental coverage, disability insurance, life insurance and our 401(k) plan. We offer similar plans in foreign countries.

EXECUTIVE AND DIRECTOR COMPENSATION PROCESS

Our Compensation Committee has the authority to determine all compensation payable to our executive officers. Our Chairman and Chief Executive Officer makes recommendations to our Compensation Committee regarding the compensation of all executive officers, excluding his own, but our Compensation Committee is ultimately responsible for approving this compensation.

As noted above, in 2009, and with respect to the determination of base salaries in 2010, our Chairman and Chief Executive Officer and Compensation Committee reviewed market compensation data provided by The Radford Global Life Sciences Survey in making recommendations for approval by the Compensation Committee of the compensation paid to our executive officers in 2009 and the base salaries payable to our executive officers in 2010. Our Chairman and Chief Executive Officer, in consultation with the Chairman of our Compensation Committee, identified the comparable positions for each of our executive officers in the survey based on their positions and responsibilities, and selected the peer group of companies to be utilized for purposes of benchmarking, which included all companies in the survey with a total headcount of 150-499 employees. Our Chairman and Chief Executive Officer then presented information to our Compensation Committee, which included: (1) a list of the companies included in The Radford Global Life Sciences Survey, (2) individual surveys of responsibilities identifying the key responsibilities of each of our executive officers, (3) individual position matching and professional experience summaries, which compared the responsibilities and prior year compensation of each executive officer to the typical responsibilities and average prior year compensation of persons serving in the most comparable position in the Radford Global Life Sciences Survey, and (4) our Chairman and Chief Executive Officer’s recommendations of compensation for each of our executive officers for 2009, other than himself. The Compensation Committee considered this information along with other factors such as level of individual responsibility, prior experience and performance.

Generally, our Chairman and Chief Executive Officer recommends the terms of an annual corporate bonus plan to our Compensation Committee. Our Compensation Committee then, after considering the recommendations made by our Chairman and Chief Executive Officer, determines the terms and amount of compensation to pay to each of our executive officers, including our Chief Executive Officer, and the terms of any corporate bonus plan. See “Annual Cash Incentive Bonuses” for a discussion of the bonuses earned in 2009 by our named executive officers.

Our Board of Directors has the authority to approve all compensation payable to our Directors, although our Compensation Committee is responsible for making recommendations to our Board regarding this compensation. Additionally, our Chairman and Chief Executive Officer may also make recommendations or assist our Compensation Committee in making recommendations regarding director compensation. Our Board of Directors and Compensation Committee annually review our Director compensation. In February 2010, our Compensation Committee recommended no changes in non-employee Director Compensation from the compensation approved in February 2009.

REPORT OF THE COMPENSATION COMMITTEE

We, the Compensation Committee of the Board of Directors of Harvard Bioscience, Inc., have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the Company, and, based on such review and discussion, have recommended to the Board of Directors inclusion of the Compensation Discussion and Analysis in this Proxy Statement and, through incorporation by reference from this Proxy Statement, the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Compensation Committee:

Robert Dishman, Chairman

John F. Kennedy

Earl R. Lewis

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the 2009 fiscal year, the Compensation Committee consisted of Messrs. Dishman, Kennedy and Lewis. None of these Directors has served as an officer or employee of the Company or any of its subsidiaries. During the 2009 fiscal year, to the knowledge of the Company, none of its executive officers:

•	served as a member of the compensation committee of another entity, one of whose executive officers served on the Compensation Committee;

•	served as directors of another entity, one of whose executive officers served on the Compensation Committee; or

•	served as members of the compensation committee of another entity, one of whose executive officers served as one of the Company’s directors.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of the named executive officers for services rendered in all capacities, by our Chairman and Chief Executive Officer, our Chief Financial Officer and the two other most highly compensated executive officers during the fiscal years ended December 31, 2009, 2008 and 2007.

Name and Principal Position	Year	Salary ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)		Total ($)
Chane Graziano	2009	$535,500	$766,560	$56,000	$34,580	(3)	$1,392,640
Chairman and Chief Executive	2008	535,500	335,790	—	27,856	(4)	899,146
Officer	2007	510,000	1,125,480	154,074	26,601	(5)	1,816,155

Thomas McNaughton (6)	2009	235,000	383,280	56,000	5,649	(7)	679,929
Chief Financial Officer and	2008	66,885	160,630	—	—		227,515
Treasurer

David Green	2009	441,000	766,560	56,000	24,598	(8)	1,288,158
President	2008	441,000	223,860	—	21,412	(9)	686,272
	2007	420,000	750,320	126,967	21,717	(10)	1,319,004

Susan M. Luscinski	2009	275,625	383,280	56,000	11,966	(11)	726,871
Chief Operating Officer	2008	275,625	111,930	—	10,832	(11)	398,387
	2007	262,500	375,160	52,903	11,078	(11)	701,641

(1)	Based on the aggregate grant date fair value computed awards in accordance with the provisions of FASB ASC 718, “Compensation—Stock Compensation” (formerly SFAS No. 123 (revised 2004), Share-Based Payment), excluding the impact of estimated forfeitures. Assumptions used in the calculation of this amount are set forth in Note 16 to the Company’s audited financial statements for the fiscal year ended December 31, 2009, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2010.
(2)	For 2009 and 2007, these amounts reflect the cash awards to the named executive officers under the 2009 and 2007 Corporate Bonus Plans. Our executives earned no bonuses for 2008.
(3)	Includes $8,406 for personal usage of Company owned automobile (as calculated in accordance with Internal Revenue Service guidelines and included as compensation on the W-2), $15,554 in matching contributions made by the Company to Mr. Graziano’s tax-qualified 401(k) Savings Plan account and $10,620 representing life insurance purchased for Mr. Graziano’s benefit
(4)	Includes $5,211 for personal usage of Company owned automobile (as calculated in accordance with Internal Revenue Service guidelines and included as compensation on the W-2), $12,025 in matching contributions made by the Company to Mr. Graziano’s tax-qualified 401(k) Savings Plan account and $10,620 representing life insurance purchased for Mr. Graziano’s benefit.
(5)	Includes $3,530 for personal usage of Company owned automobile (as calculated in accordance with Internal Revenue Service guidelines and included as compensation on the W-2), $12,451 in matching contributions made by the Company to Mr. Graziano’s tax-qualified 401(k) Savings Plan account and $10,620 representing life insurance purchased for Mr. Graziano’s benefit.
(6)	Mr. McNaughton was appointed Chief Financial Officer on November 14, 2008.
(7)	Amount represents matching contributions made by the Company to Mr. McNaughton’s tax-qualified 401(k) Savings Plan account.
(8)	Includes $9,548 for personal usage of Company owned automobile (as calculated in accordance with Internal Revenue Service guidelines and included as compensation on the W-2), $14,510 in matching contributions made by the Company to Mr. Green’s tax-qualified 401(k) Savings Plan account and $540 representing life insurance purchased for Mr. Green’s benefit.

(9)	Includes $9,548 for personal usage of Company owned automobile (as calculated in accordance with Internal Revenue Service guidelines and included as compensation on the W-2), $11,324 in matching contributions made by the Company to Mr. Green’s tax qualified 401(k) Savings Plan account and $540 representing life insurance purchased for Mr. Green’s benefit.
(10)	Includes $9,548 for personal usage of Company owned automobile (as calculated in accordance with Internal Revenue Service guidelines and included as compensation on the W-2), $11,629 in matching contributions made by the Company to Mr. Green’s tax qualified 401(k) Savings Plan account and $540 representing life insurance purchased for Mr. Green’s benefit.
(11)	Amount represents matching contributions made by the Company to Ms. Luscinski’s tax-qualified 401(k) Savings Plan account.

GRANTS OF PLAN-BASED AWARDS—2009

The following table sets forth certain information concerning the individual grant of options to purchase Common Stock to the named executive officer who received such grants during the fiscal year ended December 31, 2009. The exercise price for each stock option equals the closing market price on the date of grant as reported on the NASDAQ Global Market. The option awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal Year-End—2009 Table on page 17.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($) (1) Target	All Other Option Awards; Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Chane Graziano (1)	5/21/2009	$100,787	400,000	$3.18	$766,560
Thomas McNaughton (1)	5/21/2009	$29,512	200,000	$3.18	$383,280
David Green (1)	5/21/2009	$83,080	400,000	$3.18	$766,560
Susan M. Luscinski (1)	5/21/2009	$34,621	200,000	$3.18	$383,280

(1)	As described above under “Compensation Discussion and Analysis—Annual Cash Incentive Bonuses,” awards under the 2009 Corporate Bonus Plan are based on the Company’s actual non-GAAP adjusted operating income for the year ended December 31, 2009 in excess of a certain amount and, accordingly, the 2009 plan did not provide for a minimum or maximum payout. In addition, because there is no established target amount under the 2009 plan, the amount reported under the “Target” sub-column represents the amount that the executives would have earned under the plan, based on the Company’s performance during the fiscal year ended December 31, 2009 and the participation percentages of the executives under the plan, had the Compensation Committee not determined to reduce the bonus pool and to pay equal amounts to each of Messrs. Graziano, Green and McNaughton and Ms. Luscinski.
(2)	The options become exercisable in four equal annual installments on each of the first four anniversaries of January 1, 2009. All options are subject to the executive’s continued employment.
(3)	Based on the aggregate grant date fair value computed awards in accordance with the provisions of FASB ASC 718, “Compensation—Stock Compensation” (formerly SFAS No. 123 (revised 2004), Share-Based Payment), excluding the impact of estimated forfeitures. Assumptions used in the calculation of this amount are included in Note 16 to the Company’s audited financial statements for the fiscal year ended December 31, 2009, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2010.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

The Company’s executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan Based Awards Table was paid or awarded, are described above under “Compensation Discussion and Analysis.” A summary of certain material terms of our compensation plans and arrangements is set forth below. The terms of employment agreements that we have entered into with our executives are described below under “Potential Payments Upon Termination or Change-in-Control.”

Annual Cash Incentive Bonuses

In 2009, the Company adopted the 2009 Corporate Bonus Plan. The terms of the Company’s 2009 Corporate Bonus Plan are described above under “Compensation Discussion and Analysis—Annual Cash Incentive Bonuses.” The bonuses paid to our named executive officers under this corporate bonus plan are reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table. Additionally, in the Grants of Plan-Based Awards—2009 table, the “Estimated Possible Payouts Under Non-Equity Incentive

Plan Awards” column for each of the executives sets forth the bonuses that would have been payable under this plan to the named executive officers, based on the Company’s performance during the fiscal year ended December 31, 2009 and the participation percentages of the executives under the plan, had the Compensation Committee not determined to reduce the bonus pool and to pay equal amounts to each of Messrs. Graziano, Green and McNaughton and Ms. Luscinski.

2009 Stock Option Grants

In 2009, the Company granted stock options to the named executive officers under the Company’s Second Amended and Restated 2000 Stock Option and Incentive Plan, as described in the tables above. Each stock option granted has a term of ten years. Generally, stock options vest in four equal installments on each of the first four anniversaries of January 1, 2009, subject to continued employment. To the extent vested, each stock option is exercisable during the term of the option while the grantee is employed by us and for a period of 30 days thereafter, unless such termination is upon death or disability, in which case the grantee may continue to exercise the option for a period of three months, or for cause, in which case the option terminates immediately. Vesting of these stock options is also subject to acceleration in connection with a change-in-control as described in “Potential Payments Upon Termination or Change-in-Control.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END—2009

The following table sets forth information concerning the number and value of exercisable and unexercisable options to purchase Common Stock held by the named executive officers who held such options as of December 31, 2009.

	Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Chane Graziano	—	400,000	(1)	$3.18	5/21/2019
	75,000	225,000	(2)	$1.99	12/4/2018
	150,000	150,000	(3)	$5.57	5/1/2017
	225,000	75,000	(4)	$4.28	8/9/2016
	125,000	—		$2.98	5/25/2015
	125,000	—		$4.01	8/4/2014
	200,000	—		$8.79	3/25/2014
	200,000	—		$3.48	4/8/2013
	200,000	—		$7.92	1/7/2012

	1,300,000	850,000

Thomas McNaughton	—	200,000	(1)	$3.18	5/21/2019
	25,000	75,000	(5)	$2.82	11/14/2018

	25,000	275,000

David Green	—	400,000	(1)	$3.18	5/21/2019
	50,000	150,000	(2)	$1.99	12/4/2018
	100,000	100,000	(3)	$5.57	5/1/2017
	150,000	50,000	(4)	$4.28	8/9/2016
	125,000	—		$2.98	5/25/2015
	200,000	—		$7.99	3/25/2014
	200,000	—		$3.16	4/8/2013
	200,000	—		$7.92	1/7/2012

	1,025,000	700,000

Susan M. Luscinski	—	200,000	(1)	$3.18	5/21/2019
	25,000	75,000	(2)	$1.99	12/4/2018
	50,000	50,000	(3)	$5.57	5/1/2017
	75,000	25,000	(4)	$4.28	8/9/2016
	50,000	—		$2.98	5/25/2015
	100,000	—		$7.99	3/25/2014
	100,000	—		$3.16	4/8/2013
	100,000	—		$7.92	1/7/2012

	500,000	350,000

(1)	The option, also reported in the Grants of Plan-Based Awards Table on page 15, was granted on May 21, 2009 and, assuming continued employment with the Company, the unvested shares become exercisable in equal installments on January 1 of each of 2010, 2011, 2012 and 2013.
(2)	The option was granted on December 4, 2008 and, assuming continued employment with the Company, the unvested shares become exercisable on January 1 of each of 2010, 2011 and 2012.

(3)	The option was granted on May 1, 2007 and, assuming continued employment with the Company, the unvested shares become exercisable in equal installments on January 1 of each of 2010 and 2011.
(4)	The option was granted on August 9, 2006 and, assuming continued employment with the Company, the unvested shares become exercisable in equal installments on January 1, 2010.
(5)	The option was granted on November 14, 2008 and, assuming continued employment with the Company, the unvested shares become exercisable in equal installments on September 16 of each of 2010, 2011 and 2012.

OPTION EXERCISES AND STOCK VESTED TABLE—2009

The following table sets forth the exercises of stock options by our named executive officers during the fiscal year ended December 31, 2009 as well as the value realized upon such exercise. The value realized on exercise is the product of (1) the fair market value of a share of Common Stock on the date of exercise minus the exercise price, multiplied by (2) the number of shares of Common Stock underlying exercised options. The value realized is before payment of any applicable withholding tax and brokerage commissions.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Chane Graziano	—	$—
Thomas McNaughton	—	—
David Green	—	—
Susan M. Luscinski (1)	98,550	257,590

(1)	Value realized on exercise is as follows: $2.6138 (the market value at the time of exercise of $3.66 less the exercise price of $1.0462), multiplied by 98,550 shares acquired upon exercise.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

In December 2008, the Company entered into amended and restated employment agreements with each of Messrs. Graziano and Green and Ms. Luscinski primarily to comply with the rules concerning deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended. In November 2008, the Company entered into an employment agreement with Mr. McNaughton.

The amended and restated agreements with Messrs. Graziano and Green are initially for a period of two years; however, the agreements automatically extend for two additional years on each second anniversary date unless either party has given notice that it does not wish to extend the agreement. The current terms of these agreements will expire in December 2010, unless extended automatically or otherwise. Each agreement provides for the payment of base salary and incentive compensation and for the provision of certain other benefits to the executive officer. Under their respective amended and restated employment agreements, the initial annual salary for Mr. Graziano was $535,500 and the initial annual salary for Mr. Green was $441,000. These salary amounts were increased by the Compensation Committee to $584,500 and $490,000, respectively, for fiscal 2010 and are subject to review annually by the Compensation Committee. The agreements require these executives to refrain from competing with the Company and from soliciting Company employees for a period of 12 months following termination for any reason. Each agreement also provides for certain payments and benefits for the executive (1) upon a change-in-control followed within 18 months by termination of the executive’s employment by the Company without cause or by the executive for good reason or (2) if the executive’s employment with the Company is terminated because of death or disability, by the executive for good reason or by the Company without cause.

The events constituting cause, good reason and a change-in-control are specified in each agreement. In general, in the case of a termination by the executive for good reason, or by the Company without cause, the executive will receive: (1) a cash severance payment, payable in a lump sum within 30 days of termination, equal to two times the sum of (A) his average annual base salary for the three preceding fiscal years or, if higher, his base salary for the prior fiscal year and (B) his average annual incentive cash compensation for the three preceding fiscal years or, if higher, his annual incentive cash compensation for the prior fiscal year, (2) health insurance coverage for one year and (3) an acceleration of vesting for stock options and stock-based awards which otherwise would vest during the next 24 months. In the event that such a termination occurs within 18 months following a change-in-control of the Company, then, in lieu of the cash severance payment described in the foregoing sentence, the executive will receive a cash severance payment, in a lump sum upon termination, equal to three times the sum of (A) his current annual base salary and (B) his annual incentive cash compensation for the most recent fiscal year. Additionally, the vesting for all outstanding stock options and other stock-based awards will fully accelerate and the executive will receive health insurance coverage for one year. The executive’s receipt of payment and benefits in connection with such a termination by the executive for good reason or by the Company without cause is subject to the executive signing a general release of claims, as provided in the agreement.

In the case of termination by reason of the executive’s death or disability, the executive or, in the event of his death, his spouse and dependents will receive health insurance coverage for one year, and the vesting for all of executive’s outstanding stock options will fully accelerate. Each employment agreement also provides that if any payment under the agreement, including compensation triggered by a change-in-control, constitutes a “parachute payment” under the Internal Revenue Code, such that an excise tax is imposed, the executive is generally entitled to receive a “gross-up payment” equal to the amount of such excise tax owed (including any penalties and interest for underpayments) plus the amount necessary to put the executive in the same after-tax position as if no excise tax had been imposed.

The amended and restated agreement with Ms. Luscinski and the agreement with Mr. McNaughton are initially for a period of one year; however the agreement automatically extends for an additional year on each anniversary date unless either party has given notice, not less than 90 days prior to such date, that such party does not wish to extend the agreement. The current terms of these agreements will expire in December 2010 for Ms. Luscinski and Mr. McNaughton, unless extended automatically or otherwise. Each agreement provides for the payment of base salary and incentive compensation and for the provision of certain other benefits to the executive. Under their respective employment agreements, the initial annual salary for Ms. Luscinski was $275,625 and the initial salary for Mr. McNaughton was $235,000. These salary amounts were increased by the Compensation Committee to $300,000 and $275,000, respectively, for 2010 and are subject to review annually by the Compensation Committee. The agreements require the executive officers to refrain from competing with the Company and from soliciting Company employees for a period of 12 months following termination for any reason. Each agreement also provides for certain payments and benefits for the executive (1) upon a change-in-control followed within 18 months by termination of the executive’s employment by the Company without cause or by the executive for good reason or (2) if the executive’s employment with the Company is terminated because of death or disability, by the executive for good reason or by the Company without cause. The events constituting cause, good reason and a change-in-control are specified in each agreement. The payments and benefits under the agreement with Ms. Luscinski and Mr. McNaughton, in each of these circumstances (including the gross-up payment), are the same as those provided for Messrs. Graziano and Green in each of their employment agreements, except that (1) the cash severance payments to be made upon a termination by the executive for good reason, or by the Company without cause, whether before or after a change-in-control, is one times the relevant sum (as opposed to two and three times) and (2) the accelerated vesting for stock options and stock-based awards upon a termination by the executive for good reason, or by the Company without cause, is 12 months (as opposed to 24 months).

The amended and restated employment agreements with Messrs. Graziano and Green and Ms. Luscinski and the employment agreement with Mr. McNaughton require a six month and one day delay to the payment of any severance to the executives under the agreements to the extent required by Section 409A of the Internal Revenue Code, as amended, to avoid the imposition of a 20% excise tax on any such payment.

Under the Company’s Second Amended and Restated 2000 Stock Option and Incentive Plan, the stock options that the Company awarded to Messrs. Graziano, Green and McNaughton and Ms. Luscinski after August 9, 2006 include a term providing for the full acceleration of the unvested portion of such options upon a change-in-control of the Company. Additionally, all of the stock options awarded to Messrs. Graziano and Green and Ms. Luscinski prior to August 9, 2006 that were not fully vested as of December 31, 2009 included a term providing for the full acceleration of the unvested portion of such options in the event that the executive’s employment is terminated by the Company without cause or by the executive for good reason within 24 months after certain changes-in-control of the Company. The events constituting cause, good reason and a change-in-control are specified in the stock option agreements.

The following tables reflect the estimated amount of payments and benefits that would have been provided by the Company to each of the named executive officers upon the termination of such executive’s employment with the Company as of December 31, 2009 in each of the following circumstances: termination by the Company without cause, termination by the executive for good reason, termination upon death, termination by the Company upon disability and termination by the Company without cause or by the executive for good reason following a change-in-control. The tables also reflect the estimated amount of payments and benefits that would have been provided by the Company to each of the named executive officers upon a change-in-control of the Company occurring as of December 31, 2009. The types of events constituting cause, good reason, disability and a change-in-control may differ in some respects among the different arrangements providing for benefits to the named executive officers; however, for consistency in presentation, the tables below have grouped these arrangements together based on these concepts without regard for any such differences.

The amounts described in the tables above do not include payments and benefits to the extent they have been earned prior to the termination of employment or change-in-control or are provided on a non-discriminatory basis to salaried employees upon termination of employment. These include:

•	Accrued salary, bonus and vacation pay;

•	Distribution of plan balances under our 401(k) plan;

•	Life insurance proceeds in the event of death; and

•	Disability insurance payouts in the event of disability.

Chane Graziano

The following table shows the estimated payments upon termination or a change-in-control of the Company for Chane Graziano, the Company’s Chairman and Chief Executive Officer.

Executive Benefits and Payments Upon Separation	Termination Without Cause or For Good Reason	Termination Upon Death	Termination Upon Disability	Termination After Change-in- Control (1)	Change-in- Control
Cash Severance	$1,361,716	$—	$—	$1,774,500	$—
Vesting of Stock Options (2)	315,000	511,500	511,500	511,500	511,500
Health Care Benefits (3)	10,168	4,849	10,168	10,168	—
Tax Gross-up	—	—	—	649,465	—

Total	$1,686,884	$516,349	$521,668	$2,945,633	$511,500

(1)	This column assumes a change-in-control occurs on December 31, 2009 followed immediately thereafter by a termination of the executive’s employment on the same date by the Company without cause or by the executive for good reason.
(2)	Based on the difference between the exercise price of unvested stock options that accelerate upon the relevant event and the closing price of the Company’s Common Stock on the Nasdaq Global Market on December 31, 2009, which was $3.57.

(3)	Reflects the amount of future premiums, which would be paid on behalf of the named executive officer under the Company’s health and dental plans, based on the premiums in effect as of December 31, 2009.

Thomas McNaughton

The following table shows the estimated payments upon termination or a change-in-control of the Company for Thomas McNaughton, the Company’s Chief Financial Officer.

Executive Benefits and Payments Upon Separation	Termination Without Cause or For Good Reason	Termination Upon Death	Termination Upon Disability	Termination After Change-in- Control (1)	Change-in- Control
Cash Severance	$235,000	$—	$—	$291,000	$—
Vesting of Stock Options (2)	38,250	134,250	134,250	134,250	134,250
Health Care Benefits (3)	14,385	14,385	14,385	14,385	—
Tax Gross-up	—	—	—	—	—

Total	$287,635	$148,635	$148,635	$439,635	$134,250

(1)	This column assumes a change-in-control occurs on December 31, 2009 followed immediately thereafter by a termination of the executive’s employment on the same date by the Company without cause or by the executive for good reason.
(2)	Based on the difference between the exercise price of unvested stock options that accelerate upon the relevant event and the closing price of the Company’s Common Stock on the Nasdaq Global Market on December 31, 2009, which was $3.57.
(3)	Reflects the amount of future premiums, which would be paid on behalf of the named executive officer under the Company’s health and dental plans, based on the premiums in effect as of December 31, 2009.

David Green

The following table shows the estimated payments upon termination or a change-in-control of the Company for David Green, the Company’s President.

Executive Benefits and Payments Upon Separation	Termination Without Cause or For Good Reason	Termination Upon Death	Termination Upon Disability	Termination After Change-in- Control (1)	Change-in- Control
Cash Severance	$1,121,978	$—	$—	$1,491,000	$—
Vesting of Stock Options (2)	236,000	393,000	393,000	393,000	393,000
Health Care Benefits (3)	14,385	14,385	14,385	14,385	—
Tax Gross-up	—	—	—	551,721	—

Total	$1,372,363	$407,385	$407,385	$2,450,106	$393,000

(1)	This column assumes a change-in-control occurs on December 31, 2009 followed immediately thereafter by a termination of the executive’s employment on the same date by the Company without cause or by the executive for good reason.
(2)	Based on the difference between the exercise price of unvested stock options that accelerate upon the relevant event and the closing price of the Company’s Common Stock on the Nasdaq Global Market on December 31, 2009, which was $3.57.
(3)	Reflects the amount of future premiums, which would be paid on behalf of the named executive officer under the Company’s health and dental plans, based on the premiums in effect as of December 31, 2009.

Susan M. Luscinski

The following table shows the estimated payments upon termination or a change-in-control of the Company for Susan M. Luscinski, the Company’s Chief Operating Officer.

Executive Benefits and Payments Upon Separation	Termination Without Cause or For Good Reason	Termination Upon Death	Termination Upon Disability	Termination After Change-in- Control (1)	Change-in- Control
Cash Severance	$317,593	$—	$—	$331,625	$—
Vesting of Stock Options (2)	59,000	196,500	196,500	196,500	196,500
Health Care Benefits (3)	4,849	—	4,849	4,849	—
Tax Gross-up	—	—	—	—	—

Total	$381,441	$196,500	$201,349	$532,974	$196,500

(1)	This column assumes a change-in-control occurs on December 31, 2009 followed immediately thereafter by a termination of the executive’s employment on the same date by the Company without cause or by the executive for good reason.
(2)	Based on the difference between the exercise price of unvested stock options that accelerate upon the relevant event and the closing price of the Company’s Common Stock on the Nasdaq Global Market on December 31, 2009, which was $3.57.
(3)	Reflects the amount of future premiums, which would be paid on behalf of the named executive officer under the Company’s health and dental plans, based on the premiums in effect as of December 31, 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Company’s outstanding Common Stock as of February 26, 2010 by: (i) all persons known by the Company to own beneficially more than 5% of the Company’s Common Stock; (ii) each of the Company’s Directors and nominees for Director; (iii) each of the named executive officers; and (iv) all of the Directors and executive officers of the Company as a group.

The number of shares beneficially owned by each stockholder is determined under rules issued by the Securities and Exchange Commission and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after February 26, 2010 through the exercise of any warrant, stock option or other right. The inclusion in this Proxy Statement of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of Common Stock, except to the extent spouses share authority under community property laws.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner (1)	Shares	Percent (2)
Chane Graziano	5,189,881	16.6	%(3)

FMR LLC	4,420,033	14.9	%(4)
Edward C. Johnson 3d
82 Devonshire Street
Boston, MA 02109

David Green	2,716,211	8.8	%(5)

F&C Asset Management plc	1,625,750	5.5	%(6)
80 George Street
Edinburgh EH2 3BU
United Kingdom

Susan M. Luscinski	847,450	2.8	%(7)
Earl R. Lewis	130,001	*	(8)
John F. Kennedy	80,001	*	(9)
Thomas McNaughton	75,000	*	(10)
Robert Dishman	67,501	*	(11)
Neal J. Harte	55,501	*	(12)
George Uveges	45,001	*	(13)
All Executive Officers and Directors, as a group (9 persons)	9,206,547	27.5	%(14)

*	Represents less than 1% of all of the outstanding shares of Common Stock.
(1)	Unless otherwise indicated, the address for all persons shown is c/o Harvard Bioscience, Inc., 84 October Hill Road, Holliston, Massachusetts 01746.
(2)	Based on 29,584,436 shares outstanding on February 26, 2010.
(3)	Includes options to acquire 1,625,000 shares that are exercisable within 60 days of February 26, 2010.
(4)	This information is based solely upon a Schedule 13G/A filed jointly by FMR LLC and Edward C. Johnson 3d with the Securities and Exchange Commission on February 16, 2010 reporting beneficial ownership as of December 31, 2009. FMR LLC reported sole voting power with respect to 1,602,115 shares and each reported sole investment power with respect to the same 4,420,033 shares. Edward C. Johnson 3d reported beneficial ownership of the shares beneficially owned by FMR LLC as a result of his relationship as Chairman and a stockholder of FMR LLC
(5)	Includes options to acquire 1,275,000 shares that are exercisable within 60 days of February 26, 2010.

(6)	This information is based solely upon a Schedule 13G/A filed by F&C Asset Management plc. with the Securities and Exchange Commission on February 11, 2010 reporting beneficial ownership as of December 31, 2009. F&C Asset Management plc reported having sole voting and investment power of all shares.
(7)	Includes options to acquire 625,000 shares that are exercisable within 60 days of February 26, 2010.
(8)	Includes options to acquire 60,001 shares that are exercisable within 60 days of February 26, 2010.
(9)	Includes options to acquire 75,001 shares that are exercisable within 60 days of February 26, 2010.
(10)	Includes options to acquire 75,000 shares that are exercisable within 60 days of February 26, 2010.
(11)	Includes options to acquire 67,501 shares that are exercisable within 60 days of February 26, 2010.
(12)	Includes options to acquire 52,501 shares that are exercisable within 60 days of February 26, 2010.
(13)	Includes options to acquire 35,001 shares that are exercisable within 60 days of February 26, 2010.
(14)	Includes options to acquire 3,890,005 shares that are exercisable within 60 days of February 26, 2010.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2009 concerning the number of shares of Common Stock issuable under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants And Rights (b)	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column (a)) (c)
Equity compensation plans approved by security holders (1)	7,502,235	$4.45	1,137,235	(2)
Equity compensation plans not approved by security holders	—	—	—

Total	7,502,235	$4.45	1,137,235

(1)	Consists of the Harvard Apparatus, Inc. 1996 Stock Option and Grant Plan (the “1996 Stock Plan”); the 2000 Plan and the Harvard Bioscience, Inc. Employee Stock Purchase Plan (the “Stock Purchase Plan”).
(2)	Represents 946,729 shares available for future issuance under the 2000 Plan and 190,506 shares available for future issuance under the Stock Purchase Plan.

TRANSACTIONS WITH RELATED PERSONS

The Audit Committee charter sets forth the standards, policies and procedures that the Company follows for the review, approval or ratification of any related person transaction that the Company is required to report pursuant to Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission. Under the Audit Committee charter, which is in writing, the Audit Committee must conduct an appropriate review of these related person transactions on an ongoing basis, and the approval of the Audit Committee is required for all such transactions. The Audit Committee relies on management to identify related person transactions and bring them to the attention of the Audit Committee. The Company does not have any formal policies and procedures regarding the identification by management of related person transactions.

During the 2009 fiscal year, the Company was not a participant in any related person transactions that required disclosure under this heading.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s executive officers, Directors and beneficial owners of more than 10% of its Common Stock are required under Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Copies of those reports must also be furnished to the Company.

Based solely on a review of the copies of the reports furnished to the Company, and written representations from certain reporting persons that no other reports were required, the Company believes that during the year ended December 31, 2009, the reporting persons complied on a timely basis with all Section 16(a) filing requirements applicable to them.

EXPENSES OF SOLICITATION

The Company will pay the entire expense of soliciting proxies for the Annual Meeting. In addition to solicitations by mail, certain Directors, officers and employees of the Company (who will receive no compensation for their services other than their regular compensation) may solicit proxies by telephone, telegram, personal interview, facsimile, e-mail or other means of electronic communication. Banks, brokerage houses, custodians, nominees and other fiduciaries have been requested to forward proxy materials to the beneficial owners of shares of Common Stock held of record by them as of the Record Date, and such custodians will be reimbursed for their expenses.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

Stockholder proposals intended to be presented at the Company’s 2011 annual meeting of stockholders must be received by the Company on or before December 24, 2010 in order to be considered for inclusion in the Company’s proxy statement and form of proxy for that meeting. These proposals must also comply with the rules of the Securities and Exchange Commission governing the form and content of proposals in order to be included in the Company’s proxy statement and form of proxy and should be mailed to: Secretary, Harvard Bioscience, Inc., 84 October Hill Road, Holliston, Massachusetts 01746.

The Company’s By-laws provide that any stockholder of record wishing to have a stockholder proposal that is not included in the Company’s proxy statement considered at an annual meeting must provide written notice of such proposal and appropriate supporting documentation, as set forth in the By-laws, to the Company’s Secretary at its principal executive office not less than 90 days or not more than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting. In the event, however, that the annual meeting is scheduled to be held more than 30 days before such anniversary date or more than 60 days after such anniversary date, notice must be delivered not earlier than 120 days prior to the date of such meeting and not later than the later of (i) 10 days following the date of public announcement of the date of such meeting or (ii) 90 days prior to the date of such meeting. Proxies solicited by the Board of Directors will confer discretionary voting authority on the proxy holders with respect to these proposals, subject to rules of the Securities and Exchange Commission governing the exercise of this authority.

SUBMISSION OF SECURITYHOLDER RECOMMENDATIONS FOR DIRECTOR CANDIDATES

All securityholder recommendations for Director candidates must be submitted in writing to the Chief Financial Officer of the Company at 84 October Hill Road, Holliston, Massachusetts 01746, who will forward all recommendations to the Governance Committee. All securityholder recommendations for Director candidates must be submitted to the Company not less than 120 calendar days prior to the anniversary of the date on which the Company’s proxy statement was released to securityholders in connection with the previous year’s annual meeting. All securityholder recommendations for Director candidates must include:

•	the name and address of record of the securityholder,

•

a representation that the securityholder is a record holder of the Company’s securities, or if the securityholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Securities Exchange Act of 1934,

•

the name, age, business and residential address, educational background, public company directorships, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed Director candidate,

•

a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership approved by the Board of Directors and set forth in the Governance Committee Charter,

•	a description of all arrangements or understandings between the securityholder and the proposed Director candidate,

•

the consent of the proposed Director candidate to be named in the proxy statement, to have all required information regarding such Director candidate included in the proxy statement, and to serve as a Director if elected, and

•	any other information regarding the proposed Director candidate that is required to be included in a proxy statement filed pursuant to the rules of the Securities and Exchange Commission.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders wishing to communicate with the Board of Directors may do so by sending a written communication to any Director at the following address: Harvard Bioscience, Inc., 84 October Hill Road, Holliston, Massachusetts 01746. The mailing envelope should contain a notation indicating that the enclosed letter is a “Stockholder-Board Communication”. All such letters should clearly state whether the intended recipients are all members of the Board of Directors or certain specified individual Directors. The Secretary of the Company or his designee will make a copy of any stockholder communication so received and promptly forward it to the Director or Directors to whom it is addressed.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees for professional services provided by KPMG LLP, the Company’s independent registered public accounting firm, in each of the last two fiscal years, in each of the following categories are as set forth in the table below.

	2009	2008
Audit Fees (1)	$925,900	$959,300
Audit-Related Fees (2)	—	—
Tax Fees (3)	97,900	109,500
All Other Fees	—	—

Total Fees	$1,023,800	$1,068,800

(1)	Audit Fees included fees associated with the annual audit of the Company’s consolidated financial statements and internal controls over financial reporting, the reviews of the Company’s quarterly reports on Form 10-Q and statutory audits for certain international subsidiaries.

(2)	Audit-Related Fees includes fees, other than audit fees, for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements.
(3)	Tax Fees included domestic and international tax compliance, tax advice and tax planning.

All of the services performed in the year ended December 31, 2009 were pre-approved by the Audit Committee. It is the Audit Committee’s policy to pre-approve all audit and permitted non-audit services to be provided to the Company by the independent registered public accounting firm. The Audit Committee’s authority to pre-approve non-audit services may be delegated to one or more members of the Audit Committee, who shall present all decisions to pre-approve an activity to the full Audit Committee at its first meeting following such decision. The Audit Committee has delegated this pre-approval authority to its Chairman (currently George Uveges) for non-audit services with aggregate fees of $30,000 or less. In addition, the Audit Committee has considered whether the provision of the non-audit services above is compatible with maintaining the independent registered public accounting firm’s independence.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010. KPMG LLP has served as the Company’s independent registered public accounting firm since 2000. The Audit Committee is responsible for the appointment, retention, termination, compensation and oversight of the work of the Company’s independent registered public accounting firm for the purpose of preparing or issuing an audit report or related work. Although ratification of the appointment of our independent registered public accounting firm is not required by our By-laws or otherwise, the Board is submitting the appointment of KPMG LLP to the Company’s stockholders for ratification because the Company values the views of stockholders. In the event that stockholders fail to ratify the appointment of KPMG LLP, the Audit Committee will reconsider the appointment of KPMG LLP. Even if the appointment is ratified, the ratification is not binding and the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and the Company’s stockholders.

A representative of KPMG LLP is expected to be present at the Annual Meeting. He or she will have an opportunity to make a statement, if he or she desires to do so, and will be available to respond to appropriate questions.

Vote Required

The affirmative vote of a majority of the votes cast by holders of shares of Common Stock present or represented by proxy and entitled to vote on the matter at the Annual Meeting is required for the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010. PROPERLY AUTHORIZED PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN.

MULTIPLE STOCKHOLDERS SHARING THE SAME ADDRESS

Owners of Common Stock in street name may receive a notice from their broker or bank stating that only one annual report or proxy statement will be delivered to multiple stockholders sharing an address. This practice, known as “householding,” is designed to reduce printing and postage costs. However, if any stockholder residing at such an address wishes to receive a separate annual report or proxy statement, the Company will promptly deliver a separate copy to any stockholder upon written or oral request to the Company’s investor relations department at Harvard Bioscience, Inc., 84 October Hill Road, Holliston, Massachusetts 01746-1371 or by telephone at 508-893-8066 or by e-mail at IR@harvardbioscience.com.

OTHER MATTERS

The Board of Directors does not know of any matters, other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are duly presented, proxies will be voted in accordance with the best judgment of the proxy holders.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING, YOU MAY DECIDE TO CONTINUE TO HAVE YOUR SHARES VOTED AS YOU INSTRUCTED IN THE PROXY CARD OR YOU MAY WITHDRAW YOUR PREVIOUSLY COMPLETED PROXY AND VOTE YOUR SHARES IN PERSON.

THIS PROXY STATEMENT IS ACCOMPANIED BY THE COMPANY’S ANNUAL REPORT TO STOCKHOLDERS FOR THE YEAR ENDED DECEMBER 31, 2009. THE COMPANY WILL FURNISH, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2009 AND ANY EXHIBITS THERETO TO ANY STOCKHOLDER, UPON WRITTEN REQUEST TO HARVARD BIOSCIENCE, INC., 84 OCTOBER HILL ROAD, HOLLISTON, MASSACHUSETTS 01746-1371.

☒	PLEASE MARK VOTE AS IN THIS EXAMPLE	REVOCABLE PROXY HARVARD BIOSCIENCE, INC.

SOLICITED BY THE BOARD OF DIRECTORS FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS		PROPOSAL 1		With-	For All
			For	hold	Except

The undersigned stockholder of Harvard Bioscience, Inc. (the “Company”) hereby constitutes and appoints Chane Graziano, David Green and Thomas McNaughton, and each of them acting singly and each with the power to appoint his substitute, as proxies, and authorizes each of them to represent and to vote all shares of the Common Stock of the Company held by the undersigned at the close of business on March 31, 2010, at the Annual Meeting of Stockholders to be held at the offices of Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, Massachusetts 02109 on Thursday, May 27, 2010 at 11:00 a.m., Boston time, and at any adjournments or postponements thereof (the “Annual Meeting”). The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, the Proxy Statement and the 2009 Annual Report and revokes any proxy heretofore given with respect to the Annual Meeting.

1.

To elect as Class I Directors, nominated by the Board of Directors, for three-year terms, such terms to continue until the Annual Meeting of Stockholders in 2013 and until such Directors’ successors are duly elected and qualified or until their earlier resignation or removal:

Robert Dishman and Neal J. Harte

			☐	☐	☐

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below

WHEN PROPERLY EXECUTED THIS PROXY WILL BE VOTED IN THE MANNER AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S) UNLESS DIRECTION IS GIVEN TO THE CONTRARY, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THIS PROXY IN PROPOSAL 1, FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP IN PROPOSAL 2 AND IN THE DISCRETION OF THE PROXIES FOR ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

PROPOSAL 2
			For	Against	Abstain
	2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.	☐	☐	☐

IMPORTANT NOTICE REGARDING THE AVAILABILITY

OF PROXY MATERIALS FOR THE ANNUAL MEETING

TO BE HELD ON THURSDAY, MAY 27, 2010:

The Notice of Meeting, Proxy Statement and 2009 Annual Report

are available at www.harvardbioscience.com/eproxy.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS NEEDED IF MAILED IN THE UNITED STATES.

Please sign exactly as your name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

Please be sure to sign and date this Proxy	Date
in the box below.

Stockholder sign above Co-holder (if any) sign above
+		+

¿                 Detach above card, sign, date and mail in postage paid envelope provided.                ¿

HARVARD BIOSCIENCE, INC.

PLEASE ACT PROMPTLY SIGN, DATE & MAIL PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.